AMENDMENT TO AGREEMENT AND DECLARATION OF TRUST

This Amendment (the “Amendment”) amends the Agreement and Declaration of Trust of Old Mutual Funds I (the “Trust”) dated May 27, 2004, as amended (the “Agreement”).

Pursuant to a unanimous written consent resolution dated March 12, 2010, the Board of Trustees of the Trust, in accordance with Section 9.8 of the Agreement, approved an amendment to the Agreement.  Pursuant to Section 9.8 of the Agreement, this Amendment may be executed by a duly authorized officer of the Trust.

NOW THEREFORE, the Agreement is hereby amended as follows:

1.	The definition of “Covered Persons” as set forth at Section 1.3(i) shall be revised as follows:

(i)
“Covered Persons” means a person who is or was a Trustee, Trustee Emeritus, Advisory Trustee, officer, employee or agent of the Trust, or is or was serving at the request of the Trustees as a director, trustee, partner, officer, employee or agent of a corporation, trust, partnership, joint venture or other enterprise.

2.	Except as specifically amended by this Amendment, the Agreement is hereby confirmed and remains in full force and effect.

IN WITNESS WHEREOF, the undersigned, a duly authorized officer of the Trust, has executed this Amendment, effective as of March 15, 2010.

By:	/s/ Andra C. Ozols
Name:	Andra C. Ozols
Title:	Vice President and Secretary